Exhibit 4.2
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE No. Shares ACADIA HEALTHCARE COMPANY, INC. Common Stock, par value $0.01 per share SEE REVERSE OF THIS CERTIFICATE FOR RESTRICTIVE LEGENDS Acadia Healthcare Company, Inc. (hereinafter called the “company”), transferable on the books of the company in person or by duly authorized attorney, upon surrender of this certificate properly endorsed. this certificate and the shares represented hereby, are issued and shall be held subject to all of the provisions of the certificate of incorporation, as amended, and the by-laws, as amended, of the company (copies of which are on file with the company and with the transfer agent), to all of which each holder, by acceptance hereof, assents. this certificate is not valid unless countersigned and registered by the transfer agent and registrar. Day Month Year , Secretary , President